                                               Filed Pursuant to Rule 424 (b)(3)
                                                              File No. 333-67403


                                                  NATIONAL GOLF PROPERTIES, INC.


PROSPECTUS SUPPLEMENT NO. 1
March 16, 2000
(To Prospectus dated October 19, 1999)

This Prospectus Supplement supplements information contained in that certain Prospectus dated October 19, 1999 relating to the possible offer and sale of up to 2,800,616 shares of common stock of National Golf Properties, Inc. by the selling stockholders identified in the Prospectus. The selling stockholders are offering these shares of common stock for resale upon the exchange of the selling stockholders' units of limited partnership interest in National Golf Operating Partnership, L.P. We will not receive any of the proceeds from the sale of the shares of our common stock offered by the selling stockholders.

Our shares of common stock are traded on the New York Stock Exchange under the symbol "TEE."

You should consider the risks discussed in "Risk Factors" beginning on page 5 of the accompanying Prospectus before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

This Prospectus Supplement is not complete without the Prospectus, and may not be delivered or utilized except in connection with the Prospectus. The additional selling Stockholders named below may only deliver this Prospectus Supplement with the Prospectus. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus.

                     -------------------------------------

ADDITIONAL SELLING STOCKHOLDERS

The following supplements the information set forth in the table beginning on page 60 of the Prospectus and contained in the section of the Prospectus entitled "Selling Stockholders," to make the following change and additions to the Selling Stockholders:

Name                    Shares of      Common Units     Maximum        Shares of       Common Units    Percentage
                      Common Stock                     Number of      Common Stock     After Offering      of
                                                     Exchange Shares  After Offering                   Outstanding
                                                         Offered                                          Shares
                                                                                                       Beneficially
                                                                                                       Owned After
                                                                                                        Offering

Oaks Christian          1,250,000 (12)      0           1,250,000          0                 0            *
High School

City National Bank, a   1,250,000 (14)      0           1,250,000          0                 0            *
 California banking
 corporation (13)

Union Bank of           1,250,000 (14)      0           1,250,000          0                 0            *
 California, N.A. (13)

--------------
*      Represents less than 1%

(12) Change to Oaks Christian High School description reflects the exchange of common units for shares of common stock by that Selling Stockholder effective March 14, 2000.

(13) City National Bank, a California banking corporation and Union Bank of California, N.A. are parties to a Credit Agreement among each of them and Oaks Christian High School, as Borrower. In connection with such Credit Agreement those banks will receive a security interest in the common stock issued upon exchange of the common units owned by Oaks Christian High School. Such shares may be sold by such banks upon the exercise of remedies upon an event of default under such Credit Agreement.

(14) Represent the same 1,250,000 exchange shares offered by Oaks Christian High School in the Prospectus to be pledged for the joint benefit of City National Bank, a California banking corporation and Union Bank of California, N.A. Accordingly, such shares are excluded from the total number shares of common stock and exchange shares set forth in the Prospectus.

                     -------------------------------------

The Selling Stockholders identified in the table set forth in the Prospectus may have sold, transferred or otherwise disposed of all or a portion of their exchange shares since the date on which they provided us with information regarding their securities, and we have not made any independent inquiries as of the foregoing.

National Golf Properties, Inc. may from time to time include additional Selling Stockholders and information about such Selling Stockholders' plans of distribution in future supplements to the Prospectus.

Unless otherwise noted, all information provided in this Prospectus Supplement is as of March 16, 2000.


               This Prospectus Supplement is dated March 16, 2000